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Exhibit 99.1

Dex Media, Inc. Announces Pricing on Discount Note Offer
and Debt Repayment Goals

        DENVER—January 30, 2004—Dex Media, Inc. (Dex Media) today announced the pricing of its 9% Discount Notes due 2013, which will yield gross proceeds of approximately $250 million. The issue price has been set at 69.384% for a yield of 8.25% (yield-to-worst). Other terms and conditions are identical to the Discount Notes that Dex Media, Inc. issued in November 2003. The gross proceeds from the offering will be used to pay a dividend to Dex Media's equity holders.

        The notes are being offered to qualified institutional buyers under Rule 144A and outside the United States in compliance with Regulation S under the Securities Act of 1933, as amended. The notes are not registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

        The news release does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

        "We are comfortable with the increase in overall leverage, which is well within the limits provided by our indentures," said Robert Neumeister, Dex Media CFO. "Our business fundamentals, including our ability to generate strong, predictable cash flow, remain strong. Our goal is to delever on a consolidated basis at approximately half a turn of EBITDA in 2004."

        In 2003, Dex Media East LLC prepaid $80 million of debt in the fourth quarter and $230 million for the year. Dex Media West LLC, which closed September 9, 2003, prepaid its debt by $95 million in the fourth quarter and $175 million through December 31, 2003.

About Dex Media

        Dex Media, Inc. is the parent company of Dex Media East LLC and Dex Media West LLC. Dex Media, Inc., through its subsidiaries, provides local and national advertisers with industry-leading directory, Internet and direct marketing solutions. The exclusive, official publisher for Qwest Communications International Inc., Dex Media publishes more than 270 directories in Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico (including El Paso, Texas), North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming. As the world's largest privately-owned incumbent directory publisher, Dex Media produces and distributes 45 million print directories and CD ROMs. Its Internet directory, DexOnline.com, receives more than 85 million annual searches.

Safe Harbor for Forward-Looking and Cautionary Statements

        Certain statements in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve a number of risks, uncertainties and other factors that could cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.

        The following important factors could affect future results: continuing weakness in the U.S. economy; increased competitive pressure from other directory publishers; changes in interest rates or a reduction in the Company's cash flow that could impair the Company's ability to service its debt obligations; the Company's high level of indebtedness; and risks related to the start-up of new print or Internet directories and media services.

        The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances unless required under applicable disclosure rules and regulations.

Investor Contact: Brooke Martellaro Phone: 303-784-1197 E-mail: brooke.martellaro@dexmedia.com	Media Contact: Pat Nichols Phone: 303-784-1555 E-mail:pat.nichols@dexmedia.com

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Dex Media, Inc. Announces Pricing on Discount Note Offer and Debt Repayment Goals